Exhibit 99.3

IPAYMENT, INC.

Offer to Exchange

Up to $400,000,000 of its outstanding 10.25% Senior Notes due 2018 for a like aggregate principal amount of its 10.25% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended

IPAYMENT HOLDINGS, INC.

Offer to Exchange

Up to $129,921,875 of its outstanding 15.00%/15.00% Senior Notes due 2018 for a like aggregate principal amount of its 15.00%/15.00% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended

To DTC Participants, including Brokers, Dealers, Commercial

Banks, Trust Companies and other Nominees:

As described in the enclosed Prospectus, dated             , 2011 (as it may be amended or supplemented from time to time, the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), (i) iPayment, Inc., a Delaware corporation (“iPayment”), is offering to exchange up to $400,000,000 in aggregate principal amount of its outstanding 10.25% Senior Notes due 2018 (the “10.25% Initial Notes”) for a like aggregate principal amount of its 10.25% Senior Notes due 2018 (the “10.25% Exchange Notes”), that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) iPayment Holdings, Inc., a Delaware corporation (“Holdings” and, together with iPayment, the “Issuers”), is offering to exchange up to $129,921,875 in aggregate principal amount of its outstanding 15.00%/15.00% Senior Notes due 2018 (the “15.00%/15.00% Initial Notes” and, together with the 10.25% Initial Notes, the “Initial Notes”), for a like aggregate principal amount of its 15.00%/15.00% Senior Notes due 2018 (the “15.00%/15.00% Exchange Notes” and, together with the 10.25% Exchange Notes, the “Exchange Notes”), that have been registered under the Securities Act. The Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, in the case of the 10.25% Initial Notes, and integral multiples of $1.00 in excess thereof, in the case of 15.00%/15.00% Initial Notes, and upon the terms and subject to the conditions of the enclosed Prospectus and Letter of Transmittal. The terms of the Exchange Notes are identical in all material respects (including, but not limited to, principal amount, interest rate and maturity) to the terms of the Initial Notes for which they may be exchanged pursuant to the exchange offers, except that the Exchange Notes (i) will be freely tradable in the United States by persons not affiliated with (a) iPayment or any Guarantor (as defined below), if such person is acquiring 10.25% Exchange Notes, or (b) Holdings, if such person is acquiring 15.00%/15.00% Exchange Notes, (ii) will not bear legends restricting their transfer and (iii) will not contain the registration rights and certain additional interest provisions of the Initial Notes. The 10.25% Initial Notes are fully and unconditionally guaranteed (the “Old Guarantees”), jointly and severally, on a senior basis by certain of iPayment’s existing and future subsidiaries (each, a “Guarantor” and collectively, the “Guarantors”) and the 10.25% Exchange Notes will be fully and unconditionally guaranteed (the “New Guarantees”), jointly and severally, on a senior basis by the same Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors are offering to issue the New Guarantees with respect to all 10.25% Exchange Notes issued in the exchange offer in exchange for the Old Guarantees of the 10.25% Initial Notes for which such 10.25% Exchange Notes are issued in the exchange offer therefor. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the exchange offer for the 10.25% Initial Notes include the Guarantors’ offer to exchange the New Guarantees for the Old Guarantees, references to the “10.25% Exchange Notes” include the related New Guarantees and references to the “10.25% Initial Notes” include the related Old Guarantees. The Issuers will accept for exchange all Initial Notes validly tendered and not validly withdrawn according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the exchange offers is subject to certain conditions described in the Prospectus.

WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD INITIAL NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE. PLEASE BRING THE EXCHANGE OFFERS TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.

Enclosed are copies of the following documents:

1.	the Prospectus;

2.	the Letter of Transmittal for your use in connection with the tender of Initial Notes and for the information of your clients, including a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (providing information relating to U.S. federal income tax backup withholding);

3.	a form of Notice of Guaranteed Delivery; and

4.	a form of letter, including a letter of instructions to a registered holder from a beneficial owner, which you may use to correspond with your clients for whose accounts you hold Initial Notes that are registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions regarding the exchange offers.

Your prompt action is requested. Please note that the exchange offers will expire at 5:00 p.m., New York City time, on             , 2012, or such later date to which iPayment or Holdings, as applicable, may extend the applicable exchange offer (the “Expiration Date”).

To participate in the exchange offers, certificates for Initial Notes, together with a duly executed and properly completed Letter of Transmittal (or facsimile thereof), or a timely confirmation of a book-entry transfer of such Initial Notes into the account of Wilmington Trust, National Association (the “Exchange Agent”), at the book-entry transfer facility, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.

The Issuers will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Initial Notes pursuant to the exchange offers. However, the Issuers will pay or cause to be paid transfer taxes, if any, applicable to the tender of the Initial Notes to it or its order, except as otherwise provided in the Prospectus and Letter of Transmittal.

If holders of the Initial Notes wish to tender, but it is impracticable for them to forward their Initial Notes prior to 5:00 p.m., New York City time, on the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in “The exchange offers—Guaranteed delivery procedures” section of the Prospectus.

Any inquiries you may have with respect to the exchange offers should be addressed to the Exchange Agent at its address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

iPayment, Inc.
iPayment Holdings, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.

Enclosures